                                                                     Exhibit 12


                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES


                                           DECEMBER        DECEMBER
(Dollars in Thousands)                       1996            1995
                                           --------        --------
Earnings:
    Pre-Tax Income                           88,207          80,159
    Add: Fixed Charges                       15,868          16,963
    Less: Interest Capitalization              (555)           (687)
                                           --------        --------
        Total Earnings                     $103,520         $96,435
                                           ========        ========


Fixed Charges:
    Interest Expense                         13,031          15,226
    Interest Capitalization                     555             687
    Interest Portion of Rental Expense        2,282           1,050
                                           --------        --------
        Total Fixed Charges                 $15,868         $16,963
                                           ========        ========

            Total Earnings                 $103,520         $96,435


Divided By:
        Total Fixed Charges                 $15,868         $16,963
                                           --------        --------

                Ratio                          6.52            5.69



Note: Preferred dividends are excluded. Amortization of debt expense and discounts and premiums were deemed immaterial to the above calculation. Interest portion of rental expense includes conservative estimates based on actual amounts from prior years.